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Exhibit 23.2

                         Consent of Independent Auditors

         We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 10, 1999, in the Registration Statement on Form SB-2 and related prospectus of Modern Medical Modalities Corporation for the registration of 5,650,044 shares of its common stock.



/s/ Vincent J. Batyr & Co.
----------------------------
Vincent J. Batyr & Co.
Tarrytown, NY



December 30, 1999